EXHIBIT 99.2

NEWS RELEASE

For Immediate Release
Contact Information:
     Media: Gregory A. Pence, Senior Vice President – 812-464-9753
     Shareholders: Gretchen A. Dunn, Administrative Services Manager – 812-464-9677

INTEGRA BANK RESTRUCTURES BALANCE SHEET TO IMPROVE LONG-TERM FINANCIAL PERFORMANCE AND AMENDS DIVIDEND PHILOSOPHY TO SUPPORT FUTURE GROWTH

•	Significant reduction of debt costs expected to improve earnings by 25 to 30 percent in future quarters. Integra updates earnings guidance for 2004

•	Transaction, which requires $32 million after-tax charge in First Quarter 2004, removes a major hurdle facing Bank’s growth strategy

•	Board anticipates reducing quarterly dividend from 23.5 cents to 16 cents, management anticipates dividend yield will continue to exceed peer bank ratios

•	Financial restructuring transaction improves future interest rate and liquidity profile

EVANSVILLE, INDIANA, April 6, 2004 – Integra Bank Corporation (NASDAQ: IBNK) today reported that at the end of the first quarter, it had successfully restructured its balance sheet through a series of initiatives which the company expects will improve earnings by 25 to 30 percent beginning in the second quarter of 2004. In addition, these initiatives will also improve the company’s interest rate risk profile, enhance current and future liquidity, improve earnings quality, and align the company’s capital management philosophy with its strategic plan. In executing this restructuring, Integra will incur an approximate $32 million after-tax charge in 2004’s first quarter ending March 31, resulting in a net after-tax loss for the quarter of approximately $27.0 million to $27.4 million.

“These initiatives provide the springboard that will allow us to accelerate our growth plan,” said Michael T. Vea, Chairman, President, and Chief Executive Officer of Integra Bank Corporation. “In one big step, we have overcome a significant hurdle to executing our plan, eliminating the high-cost debt and the distortions it has created in our financial performance. At the same time these moves simplify our balance sheet, improve our interest-rate risk and liquidity profiles, expand our net-interest margin, improve our earnings quality, and overall, will place our future performance on par with our peers.

“Today’s low-interest-rate environment, our strong capital structure, and our enhanced financial management capabilities provided us with the opportunity to take these actions,” Vea continued. “Despite the sizeable first-quarter charge, this move is a strong positive for the future of Integra Bank Corporation.”

Summary of Initiatives
Key steps of Integra’s restructured balance sheet include:

1)	Integra prepaid $467 million in debt with an average yield of 6.16% that had constrained earnings and masked the significant financial progress the company has made in recent years. The remaining average life of the debt was about 3.7 years and maturities ranged from September 2005 to October 2010. Integra incurred a charge of approximately $57 million ($35 million after-tax) to extinguish the debt.

2)	Integra also reduced its balance sheet by approximately $262 million through a reduction in the size of its investment portfolio. This action improves Integra’s interest rate risk profile by reducing the amount of assets susceptible to prepayments. Integra recognized a gain of approximately $5 million ($3 million after-tax) on the sale of these securities. The average yield on the securities sold was 4.29% and their duration was approximately 2.6 years.

3)	Integra further improved its interest rate risk profile and improved its liquidity position by arranging $330 million of new fixed rate borrowing with an average life of approximately 2.6 years and an average yield of 2.28%.

4)	Integra will use the remaining surplus cash proceeds from these transactions to reduce its reliance on short-term borrowing.

Additional Developments
Integra reported on March 30, 2004 that Moody’s Investor Service assigned an investment grade rating of Baa2 for Integra Bank’s long term deposits. This public rating bolsters Integra’s liquidity with enhanced access to the capital markets through the deposits of its principal subsidiary, Integra Bank N.A.

Change in Dividend Philosophy
The Board of Directors has also reviewed the Corporation’s overall dividend philosophy. The Board believes that a more peer-like dividend payout ratio will better support Integra’s growth strategy and is in the best long-term interests of the company and shareholders.

As a result, the Board has approved moving to a target long-term dividend payout ratio of 35% to 50%. This contrasts with a dividend payout ratio that was over 91% in 2003. It is expected that the Board will authorize a quarterly dividend of approximately $0.16 per share, effective with the anticipated third quarter dividend (to be paid in July 2004). Using the March 2004 average closing price for Integra Bank Corporation common stock of $23.565 per share, this dividend would generate an annual yield in excess of 2.7%.

Speaking on the dividend, Vea noted, “At $0.16 per quarter, Integra’s dividend would continue to compare well to its peers in terms of payout and yield. This was a difficult decision, however, it permits Integra to accelerate long term growth by providing the capital to fuel investments in growth markets, new products, people, and technology. We believe this change also represents the evolution of our investment thesis from a turnaround story to more of a growth-oriented company.”

Integra Provides Higher Earnings Guidance
Prior to the restructuring, Integra had provided guidance on 2004 earnings estimates in a range between $1.13 and $1.23 per diluted earnings per share (EPS) with an implicit EPS expectation in the 2004 first quarter of $0.26 to $0.28. This translated to implicit pre-restructuring earnings guidance for the last 3 quarters of 2004 in a range between $0.87 and $0.95 EPS. Following the restructuring, Integra is updating its 2004 EPS guidance for the final 3 quarters of 2004 to a range between $1.13 and $1.23, representing an increase in the earnings estimate range of approximately 30 percent.

For the full year of 2004, Integra is updating its EPS guidance to be in a range between $(0.49) and $(0.39).

2004 Earnings Guidance Reconciliation

Initial 2004 Full Year EPS Expectation	$1.13 - 1.23
Implicit First Quarter 2004 EPS Expectation	$0.26 - 0.28

Implicit Initial EPS Expectation for last 9 months of 2004	$0.87 - 0.95

Revised EPS Expectation for last 9 months of 2004	$1.13 - 1.23

The company expects first quarter 2004 net operating income to be in a range between $4.5 million and $4.9 million, or between $0.26 and $0.28 per share, reflecting an approximate 29% to 40% gain from the same period a year ago and a minus 4% to a positive 4% change from the fourth quarter of 2003. The company defines net operating income as net income, excluding the impact of debt extinguishment expense, securities gains, and other significant nonrecurring charges or credits. Net income for the first quarter of 2004 is expected to be in a range between $(27.0) and $(27.4) million. The company expects to report first quarter financial results on April 19, 2004. A reconciliation of expected net income and expected operating net income for the first quarter 2004 is provided at the end of this release.

“Eliminating this large concentration of high-coupon debt removes a cost element that would have hindered our core earnings growth for the next three to five years,” Vea said. “These actions will dramatically improve our financial performance beginning in the second quarter of 2004, bring us more into line with peer financial institutions and give investors a clearer picture of our core banking operations’ earning power.”

Following the restructuring, Integra Bank N.A. and Integra Bank Corporation maintain their “Well Capitalized” regulatory designation. The company anticipates total equity at March 31, 2004, to be approximately $204 million.

“In recent quarters, we had stabilized our net interest margin, reduced Integra’s long-term debt by $105 million, and taken other positive steps to address our balance sheet, but at that rate, we recognized it could take another three to five years to eliminate the remaining high cost debt,” Vea said. “We believe that eliminating this high cost debt in its entirety permits us to focus on and accelerate our future growth strategy. Going forward, Integra’s improved financial performance and simplified balance sheet should make our growth strategy more visible and easier to understand for investors”, Vea said.

“The time was right,” Vea continued. “Financially, Integra’s strong capital position permitted us to initiate this restructuring and enhance our earnings quality while also clearing the way for future growth. We will continue to implement our strategy of improving earnings and franchise value through: a) superior customer sales and service processes; b) expanding and deepening our distribution into metropolitan markets; and c) disciplined risk management.”

Conference Call
Integra Bank Corporation management will host a conference call to provide additional details on these transactions on Tuesday, April 6, 2004, at 10:00 a.m. CDT. The telephone number for the conference call is 1-866-297-6315. The conference call will also be available by webcast within the Investor Relations section of the company’s website, www.integrabank.com, and will be accessible through the second quarter by calling 1-877-213-9653 (passcode: 8761545#).

About Integra Bank
Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. With assets of $2.6 billion at March 31, 2004, Integra operates 74 banking centers and 135 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra is committed to providing the highest level of customer service to its retail, small business and corporate customers through its offices, ATMs and online banking services. For retail customers, Integra Bank N.A. offers telephone and Internet banking through its BANK ANYTIME service. Integra also offers BUSINESS BANKNET online banking for its business customers. Integra Bank Corporation’s common stock is listed on the Nasdaq National Market under the symbol IBNK. Additional information may be found at the company’s website, www.integrabank.com.

Certain statements made in this release may constitute “forward-looking statements” with the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following without limitation: general, regional, and local economic conditions and their effect on interest rates, the company and its customers; credit risks and risks from concentrations (geographic and by industry) within the loan portfolio; changes in regulations or accounting policies affecting financial institutions; the costs and effects of litigation and of unexpected or adverse outcomes of such litigation; technological changes; acquisitions and integration of acquired business; the failure of assumptions underlying the establishment of resources for loan losses and estimations of values of collateral and various financial assets and liabilities; the outcome of efforts to manage interest rate or liquidity risk; competition; and acts of war or terrorism. The company undertakes no obligation to release revisions to these forward-looking statements or to reflect events or conditions occurring after the date of this release.

     This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). Integra’s management uses these non-GAAP measures in their analysis of the company’s performance. These measures typically adjust GAAP performance to exclude other significant gains, losses, or expenses that are unusual in nature and not expected to recur. Since these items and their impact on Integra’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of Integra’s core businesses. These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

INTEGRA BANK CORPORATION AND SUBSIDIARIES
SCHEDULE OF EXTINGUISHED DEBT
(Dollars in millions)
(Unaudited)

Original Maturity Date		Amount	Interest Rate
09/26/2005		$10	6.00%
10/05/2005		25	5.95%
11/30/2005		25	5.65%
03/01/2006		25	6.28%
03/03/2006		25	6.37%
03/29/2006		30	6.44%
02/02/2007		15	6.50%
02/14/2007		25	6.60%
05/05/2007		30	6.65%
05/14/2007		25	6.65%
07/28/2007		25	6.50%
10/15/2007		25	6.00%
10/29/2007		25	5.85%
02/05/2008		25	4.63%
02/25/2008		2	5.60%
05/01/2009		30	6.63%
08/16/2010		25	6.10%
08/23/2010		25	6.10%
09/08/2010		25	5.93%
10/27/2010		25	5.98%

	Total	$467	6.16%

INTEGRA BANK CORPORATION AND SUBSIDIARIES
SUMMARY OF SECURITIES SOLD
(Dollars in millions)
(Unaudited)

Asset Class		Amount	Interest Rate
Mortgage Backed Securities		$241.5	4.18%
DRD Agency Trust Preferred		11.5	5.63%
Various Municipal Securities		8.8	5.75%

	Total	$261.8	4.29%

INTEGRA BANK CORPORATION AND SUBSIDIARIES
SUMMARY OF NEW TERM DEBT
(Dollars in millions)
(Unaudited)

Tenor		Amount	Interest Rate
1-Year		$40.0	1.43%
2-Year		112.5	1.92%
3-Year		112.5	2.62%
4-Year		65.0	2.84%

	Total	$330.0	2.28%

INTEGRA BANK CORPORATION AND SUBSIDIARIES
NET INCOME — NET OPERATING INCOME RECONCILIATION
(Dollars in millions)
(Unaudited)

			% Change		% Change
	First Quarter	First Quarter	First Qtr 2004	Fourth Quarter	First Qtr 2004
	2004	2003	to First Qtr 2003	2003	to Fourth Qtr 2003
Net income	$(27.4) - (27.0)	$3.9		$4.9
- Securities gains, after tax	3.2 - 3.2	0.4		0.4
- Debt Extinguishment expense, after tax	(35.1) - (35.1)	—		—
- Other non-repetitive credits/charges, after tax	—	—		(0.2)

Net operating income	$4.5 - 4.9	$3.5	29% - 40%	$4.7	(4)% - 4%

Earnings per diluted share on net operating income	$0.26 - 0.28	$0.20		$0.27